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                          August 23, 2021

       Torsten Hombeck
       Chief Financial Officer
       Akari Therapeutics, Plc
       75/76 Wimpole Street
       London W1G 9RT
       United Kingdom

                                                        Re: Akari Therapeutics,
Plc
                                                            Registration
Statement on Form F-3
                                                            Filed August 19,
2021
                                                            File No. 333-258918

       Dear Mr. Hombeck:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Gessert at 202-551-2326 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences